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                                 EXHIBIT 23(a)


                        Independent Accountants' Consent

The Board of Directors
Deposit Guaranty Corp.

We consent to the use of our audit report dated February 3, 1995 on the consolidated financial statements of Deposit Guaranty Corp. and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for debt securities.

                                                      KPMG PEAT MARWICK LLP


Jackson, Mississippi
September 29, 1995